UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2010

SUSTAINABLE ENVIRONMENTAL TECHNOLOGIES CORPORATION
(Exact name of Registrant as specified in its charter)

California	000-254888	33-0230641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2377 W. Foothill Blvd.
Suite #18
Upland, CA 91786
(Address of principal executive offices, including zip code)

(435) 608-1344
(Registrant's telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item. 1.01 Entry into a Material Definitive Agreement

On August 27, 2010, the registrant, through its wholly owned subsidiary SET IP Holdings LLC (collectively the “Company”), entered into a Technology Purchase Agreement (“Agreement”) with World Environmental Solutions Pty Ltd, an Australian company (“WES”), for the purchase of certain technologies, including all intellectual property rights and patents and patent applications, related to water extraction and electricity generation (“Technology”).

The material terms of the Agreement are as follows: (1) the Technology is transferred from WES to Company; (2) WES issues a 12% equity interest in WES to Company; (3) WES issues a two year option to Company to purchase an additional 3% equity interest of WES for an exercise price of $350,000; (4) Company issues a 25 year license to WES to use the Technology for sales in the Australasia region and pay Company a 10% royalty on net sales; (5) Company shall issue 2,000,000 shares of its common stock to WES within thirty days of August 27, 2010; (6) Company shall issue 5,000,000 shares of its common stock to WES upon customer confirmation of successful installation of a product sale of a minimum amount of $250,000 by WES incorporating the Technology; (7) Company shall issue up to a maximum of 10,000,000 shares of its common stock to WES based on WES sales of products incorporating the Technology at a rate of one share per $1.00 in gross revenue related to such sales; (8) Company shall pay WES a 10% royalty on Company (and its agents – excluding WES) net sales of products incorporating the Technology up to an aggregate maximum of $1,800,000; (9) Company issues a convertible promissory note to WES in the amount of $200,000, without interest or maturity, convertible into Company common stock at a rate of $0.35 per share; (10) Company issues WES a three year warrant to purchase 5,000,000 shares of Company common stock at a price of $0.35 per share; and (11) Company grants to WES a right of first refusal to be the exclusive sales agent for other Company technologies in Australasia.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10           Technology Purchase Agreement dated August 27, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sustainable Environmental Technologies Corporation

By:	/s/ Bob Glaser
Bob Glaser
Title:	Chief Executive Officer

Dated: September 2, 2010